Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
July 30, 2014	(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com
American Equity Reports Second Quarter 2014 Results

WEST DES MOINES, Iowa (July 30, 2014) - American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, today reported second quarter 2014 net income of $36.7 million, or $0.46 per diluted common share, compared to second quarter 2013 net income of $120.1 million, or $1.71 per diluted common share.
Non-GAAP operating income1 for the second quarter of 2014 was $38.5 million, or $0.48 per diluted common share, compared to second quarter 2013 non-GAAP operating income1 of $30.3 million, or $0.43 per diluted common share.

Highlights for the second quarter of 2014 include:

▪	Annuity sales (before coinsurance) were $1.04 billion compared to first quarter 2014 annuity sales of $921 million.

▪	Total invested assets were $33.1 billion (amortized cost basis = $30.6 billion).

▪	Investment spread was 2.70% compared to 2.77% for the first quarter of 2014 and 2.70% for the second quarter of 2013.

▪	Estimated risk-based capital (RBC) ratio at June 30, 2014 remained above A. M. Best’s rating threshold at 356% compared to 344% at December 31, 2013.

▪	Book value per share (excluding accumulated other comprehensive income) was $18.19 at June 30, 2014 compared to $18.75 at December 31, 2013.

1
In addition to net income, we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. See accompanying tables for reconciliations of net income to operating income and descriptions of reconciling items. See Company’s Quarterly Report on Form 10-Q for a more complete discussion of the reconciling items and their impact on net income for the periods presented. Because these items fluctuate from period to period in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of our underlying results and profitability.

The diluted share count for second quarter 2014 was 79.5 million shares compared to 70.4 million shares for the second quarter of 2013. This increase was attributable to (i) shares issued for retirement of convertible notes and the exercise of stock options and (ii) greater dilution from convertible notes, warrants and stock options because the Company’s common stock price was substantially higher in the second quarter of 2014 compared to the second quarter of 2013.

UPCOMING INITIATIVES EXPECTED TO ENHANCE COMPETITIVE POSITION
Commenting on second quarter results, founder and Executive Chairman David J. Noble said: “We are pleased to see quarterly sales back above the $1 billion level, but we also see opportunities to increase sales. In early August, we will launch three initiatives intended to enhance our competitive position: a new index crediting strategy, revisions to the payouts under our lifetime income benefit rider and a new option for payment of commissions to independent agents. We are optimistic that these initiatives will be favorably received and help us achieve our goals of at least 10% annual growth in policyholder liabilities under management and a double digit operating return on average equity.”

CASH FROM AGENCY CALLS CAUSES TEMPORARY SPREAD DECLINE
    American Equity’s investment spread was 2.70% for the second quarter of 2014 compared to 2.77% for the first quarter of 2014. This decrease was primarily due to a 0.12% decrease in the average yield on invested assets, to 4.83% for the second quarter of 2014 from 4.95% for the first quarter of 2014. Much of this decrease was attributable to higher levels of low yielding cash and short-term investments during the quarter which primarily resulted from calls of $500 million of U.S. Government agency securities in April 2014. Cash and short-term investments will remain above normal operating levels for a portion of the third quarter but are expected to return to normal operating levels by the end of the third quarter of 2014.
The average yield on invested assets continues to be impacted by the investment of new premiums and portfolio cash flows at rates below the portfolio rate. The average yield on fixed income securities purchased and commercial mortgage loans funded in the second quarter of 2014 was 4.15%, compared to an average yield of 4.39% in the first quarter of 2014.
The aggregate cost of money for annuity liabilities was 2.13% in the second quarter of 2014 compared to 2.18% in the first quarter of 2014. This decrease reflected continued reductions in crediting rates and a benefit from hedging the obligations for index linked interest of 0.03%.
Commenting on investment spread, John Matovina, Chief Executive Officer and President, said: “Over the past few years we have worked to achieve our targeted investment spread by managing new money and renewal crediting rates to fairly reflect interest rate conditions. The investing environment is challenging again this year with both lower rates on benchmark treasuries and narrower credit spreads. We are balancing achievement of spread targets with the need to offer competitive new money rates and thus have been reluctant to reduce new money rates so far this year. However, reductions in new money rates are likely should current interest rate conditions continue.”

Matovina continued, “Even after the rate reductions of the past several years, we are encouraged that we still have significant room to reduce crediting rates and maintain our spread. If all fixed rates, caps and participation rates were reduced to guaranteed minimums, our cost of money would decrease by approximately 0.59%. Equally important is our commitment to delivering satisfactory returns to our policyholders. The structure of our products allows policyholders to safely earn equity linked returns while avoiding the risk of direct equity market exposure.”

CONVERTIBLE DEBT RETIREMENT PROGRESSES
During the quarter, the Company further reduced its debt leverage and potential dilution from increases in the Company’s stock price through the retirement of additional convertible notes. The Company has now retired $238 million aggregate principal amount of its two outstanding convertible debt instruments, including the $51 million that was retired this quarter. The total consideration paid by the Company in the second quarter included $65 million of cash and 1,496,664 shares of the Company’s common stock. The second quarter retirements reduced book value per share by $0.49 and net income for the second quarter included $0.07 from the loss on extinguishment of debt.
At June 30, 2014, the Company had approximately $96 million of net proceeds remaining from its July 2013 $400 million 6.625% Senior Notes due 2021 offering. The Company intends to use these net proceeds to redeem or repurchase the $78 million aggregate principal amount of convertible notes that were outstanding at June 30, 2014. The form and timing of any such activity will be dependent upon market conditions and other factors and there can be no assurance that any transactions can be completed prior to the December 2014 call date for the 5.25% convertible notes or the September 2015 maturity date for the 3.50% convertible notes.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

CONFERENCE CALL
American Equity will hold a conference call to discuss second quarter 2014 earnings on Thursday, July 31, 2014, at 11:00 a.m. CDT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 877-703-6105, passcode 68268438 (international callers, please dial 857-244-7304). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through August 7, 2014 at 1-888-286-8010, passcode 38108885 (international callers will need to dial 617-801-6888).

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.

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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Revenues:
Premiums and other considerations (a)	$9,123	$11,551	$16,454	$24,635
Annuity product charges	29,247	23,511	54,519	44,992
Net investment income	370,882	336,143	740,887	665,833
Change in fair value of derivatives	270,883	64,040	319,376	438,002
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	(2,230)	15,689	(2,944)	26,274
OTTI losses on investments:
Total OTTI losses	—	(2,775)	—	(4,964)
Portion of OTTI losses recognized from other comprehensive income	(594)	—	(1,499)	(1,048)
Net OTTI losses recognized in operations	(594)	(2,775)	(1,499)	(6,012)
Loss on extinguishment of debt	(6,574)	(589)	(10,551)	(589)
Total revenues	670,737	447,570	1,116,242	1,193,135

Benefits and expenses:
Insurance policy benefits and change in future policy benefits (a)	10,987	13,768	21,082	28,528
Interest sensitive and index product benefits (a)	367,774	333,001	684,966	556,171
Amortization of deferred sales inducements	55,349	120,536	56,015	149,367
Change in fair value of embedded derivatives	80,935	(408,409)	173,554	(45,137)
Interest expense on notes payable	9,121	6,780	19,385	14,028
Interest expense on subordinated debentures	3,024	3,018	6,032	6,027
Amortization of deferred policy acquisition costs	67,084	169,270	74,278	215,500
Other operating costs and expenses	20,887	24,851	39,972	44,371
Total benefits and expenses	615,161	262,815	1,075,284	968,855
Income before income taxes	55,576	184,755	40,958	224,280
Income tax expense	18,832	64,642	13,967	78,136
Net income	$36,744	$120,113	$26,991	$146,144

Earnings per common share	$0.49	$1.87	$0.37	$2.29
Earnings per common share - assuming dilution	$0.46	$1.71	$0.34	$2.09

Weighted average common shares outstanding (in thousands):
Earnings per common share	74,461	64,254	73,495	63,787
Earnings per common share - assuming dilution	79,518	70,382	79,583	69,882

(a)
The Company made an immaterial correction in the presentation of premiums, insurance policy benefits and change in future policy benefits and interest sensitive and index product benefits related to life contingent immediate annuities. We have revised the 2013 consolidated statement of operations above to be consistent with the 2014 presentation. These changes had no impact on the Company's consolidated balance sheets, net income or stockholders' equity.

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income, we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations, fair value changes in derivatives and embedded derivatives, loss on extinguishment of debt and changes in litigation reserves. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income to Operating Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Net income	$36,744	$120,113	$26,991	$146,144
Adjustments to arrive at operating income: (a)
Net realized investment (gains) losses, including OTTI	1,361	(3,574)	1,925	(6,378)
Change in fair value of derivatives and embedded derivatives - index annuities	(4,115)	(81,351)	39,593	(70,378)
Change in fair value of derivatives and embedded derivatives - debt	(1,053)	(3,302)	456	(4,038)
Litigation reserve	—	(1,969)	(916)	(1,969)
Extinguishment of debt	5,518	345	7,912	345
Operating income (a non-GAAP financial measure)	$38,455	$30,262	$75,961	$63,726

Per common share - assuming dilution:
Net income	$0.46	$1.71	$0.34	$2.09
Adjustments to arrive at operating income:
Net realized investment (gains) losses, including OTTI	0.01	(0.05)	0.02	(0.09)
Change in fair value of derivatives and embedded derivatives - index annuities	(0.05)	(1.15)	0.50	(1.00)
Change in fair value of derivatives and embedded derivatives - debt	(0.01)	(0.05)	—	(0.06)
Litigation reserve	—	(0.03)	(0.01)	(0.03)
Extinguishment of debt	0.07	—	0.10	—
Operating income (a non-GAAP financial measure)	$0.48	$0.43	$0.95	$0.91

(a)
Adjustments to net income to arrive at operating income are presented net of income taxes and where applicable, are net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC).

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity
Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing net income and operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").

Twelve Months Ended
June 30, 2014
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$1,677,943
Average AOCI	(400,176)
Average equity excluding average AOCI	$1,277,767

Net income	$134,130
Operating income	175,655

Return on Average Equity Excluding Average AOCI
Net income	10.50%
Operating income	13.75%
1 - simple average based on stockholders' equity at beginning and end of the twelve month period.